Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR, IF REQUESTED BY THE CORPORATION, AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR DEBT OF THE COMPANY NOW OR HEREAFTER OUTSTANDING, ON THE TERMS SET FORTH IN SECTION 4.2 OF THIS NOTE.

SECURED SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$______	___________, 2012

FOR VALUE RECEIVED, Dr. Tattoff, Inc., a corporation organized and existing under the laws of the State of Florida (the “Company”), hereby promises to pay to the order of ________________________, [a _________________________] [an individual resident of __________________] (the “Holder”), whose address for notice purposes is ______________________________, ____________, ___________ _______ [, Attention: _______________], the principal sum of __________ and No/100 U.S. Dollars (US $_______) (the “Principal Amount”), together with interest thereon as hereinafter provided, pursuant to the following terms.

This Note is a part of a series of secured convertible promissory notes issued and sold by the Company in the maximum aggregate principal amount at any time outstanding of $1,250,000.00 (collectively, the “Q2 2012 Notes”), pursuant to the terms and conditions of the Company’s Confidential Private Placement Memorandum dated April 27, 2012.  All payments of principal, interest and other amounts from time to time owing under this Note shall be payable in lawful money of the United States of America, at such place as the Holder may designate from time to time in writing to the Company.

1.	Administration and Payment.

    1.1           Interest Rate.  Except as otherwise described herein, simple interest (the “Interest”) shall be charged on the outstanding Principal Amount from the date hereof until the payment in full of the outstanding Principal Amount, or the Note has otherwise been converted in full pursuant to the terms hereof, at a rate of twelve percent (12%) per annum.  The Interest shall be computed on the basis of a three hundred sixty-five (365) day year, for the actual number of days elapsed.  Interest accrued hereunder shall be payable quarterly, in arrears, on the last day of each March, June, September and December, beginning on June 30, 2012, and on the Maturity Date.

1.2           Repayment and Optional Prepayment of Principal.

(a)           This Note matures on May 31, 2014 (the “Maturity Date”), and the entire principal balance hereof then outstanding, together with all accrued and unpaid interest on this Note, shall become due and payable on the Maturity Date.

(b)          Upon at least ten (10) Business Day’s prior written notice, the Company may, at its option, prepay the outstanding principal of this Note, in whole or in part, without premium or penalty, at any time and from time to time prior to the Maturity Date.  Following the receipt of such notice but before the prepayment date stated therein, the Holder shall have, at its option, the right to convert this Note in accordance with the terms hereof.  Each such prepayment shall be accompanied by accrued and unpaid interest on the principal portion so prepaid, to but not including the date of prepayment.  The term “Business Day,” as used in this Note, shall mean each day other than a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are required or authorized to be closed by law or executive order.

(c)           Any payments made by the Company hereunder, whether at maturity, acceleration or in the case of a prepayment, shall be made to all holders of the Q2 2012 Notes pro rata based on the outstanding principal amounts thereunder.  If any holder of a Q2 2012 Note has payment made to it pursuant to its note in a greater proportion than that received by any other holder, then such holder agrees to pay such greater proportion to the other holders so that each holder of the Q2 2012 Notes will receive its ratable portion of the aggregate payments received by all holders pursuant to their Q2 2012 Notes.

1.3           Replacement.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and (except in the case of mutilation) upon indemnification therefor satisfactory to the Company, and in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will issue to the Holder a new Note in the then outstanding principal amount of the lost, stolen, destroyed or mutilated Note.

1.4           Qualified Sale.  The Company shall provide the holders of the Q2 2012 Notes with at least ten (10) Business Days prior written notice of the consummation of any of the following events (each such event referred to herein as a “Qualified Sale,” and each such notice being referred to herein as a “Qualified Sale Notice”): (i) a sale of common stock of the Company or a consolidation, merger or combination of the Company with or into any other entity, in each case where the holders of the Company’s voting securities immediately prior to such transaction hold less than a majority of the voting securities of the Company or such other entity immediately following such transaction, or (ii) a sale or conveyance of all or substantially all of the properties, assets, or business of the Company to any other person.  Subject to Section 2.2 below, at the election of the Directing Holders by making written demand on the Company therefor within ten (10) Business Days after the date of the Qualified Sale Notice (the “Mandatory Prepayment Demand”), the principal amount of the Q2 2012 Notes then outstanding, all accrued and unpaid interest hereon and thereon, and all other amounts then owing under the terms of the Q2 2012 Notes shall become due and payable on the first Business Day which is at least thirty (30) days after the date of the Mandatory Prepayment Demand.  In no event will the Company be obligated to prepay this Note if the Company shall have received a notice of conversion of this Note pursuant to Section 2.2.

1.5           Payments Due on Days other than Business Days.  Any payment due under the terms of this Note on a day other than a Business Day may be made on the next succeeding Business Day, and any interest payable on such date shall include interest accrued to, but not including, such Business Day.

2.	Conversion.

2.1           Conversion Rights.  The Holder has the right, at the Holder’s option, at any time and prior to payment in full of the principal balance of this Note, to convert this Note in accordance with the provisions of Section 2.2 hereof, in whole and not in part, into fully paid and nonassessable shares of common stock of the Company (“Common Stock”).  The number of shares of Common Stock into which this Note may be converted (“Conversion Shares”) shall be determined by dividing the remaining balance by the Conversion Price (as defined below) in effect at the time of such conversion. The initial “Conversion Price” shall be equal to $0.60 per share.

2.2           Conversion Procedure.  To exercise its right to voluntarily convert this Note into shares of Common Stock, the Holder shall surrender this Note at the office of the Company, accompanied by written notice of the election to convert in substantially the form attached to this Note as Annex A and made a part hereof (the “Conversion Notice”).  The information to be provided in the Conversion Notice shall include, without limitation, the name or names in which the certificate or certificates for shares of Common Stock are to be issued and, in the case of multiple certificate holders, the relative proportion of shares to be issued to each.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (the “Conversion Date”).  The Company shall, as soon as practicable thereafter, issue and deliver at such office to the Holder of this Note a certificate or certificates (bearing such legend as required by applicable law) for the number of shares of Common Stock to which the Holder of this Note shall be entitled, and will pay to the Holder an amount equal to all accrued and unpaid interest on this Note to, but not including, the Conversion Date.

2.3           Fractional Shares. No fractional shares shall be issued upon conversion of this Note.  The number of shares of Common Stock to be issued upon conversion of this Note shall be rounded down to the closest whole number.

2.4           Conversion Price Adjustments.

    (a)            Adjustments for Stock Splits and Subdivisions.  If the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be automatically decreased so that the number of shares of Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

    (b)            Adjustment for Reverse Stock Splits.  If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for this Note shall be automatically increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

2.5           No Rights as a Shareholder.  Except as otherwise described herein, the Holder shall not be entitled (directly or indirectly) to vote, receive distributions on, or be deemed the holder of any Common Stock of the Company which may at any time be issuable on the conversion of this Note for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote as a shareholder of the Company or upon any matter submitted to the shareholders of the Company, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive distributions, dividends or subscription rights or otherwise, as the holder of any such shares of Common Stock, unless and until this Note is converted in accordance with the terms hereof.

3.	Events of Default.

3.1           Events of Default.  If any of the following conditions or events (“Events of Default”) occurs and is continuing:

    (a)          the Company defaults in the payment of the Principal Amount of this Note, whether at maturity, upon call for mandatory prepayment, declaration of acceleration or otherwise, and such default continues uncured for forty-five (45) days after the due date thereof;

    (b)          the Company defaults in the payment of accrued and unpaid interest on this Note and fails to cure such default within forty-five (45) days after the due date thereof;

    (c)          the breach by the Company of any representation, warranty or covenant of the Company in this Note (other than covenants referred to in clauses (a) or (b) of this Section 3.1), the Pledge Agreement (as hereinafter defined) or the Collateral Agency Agreement (as hereinafter defined); provided, however, that in the event of any such breach, to the extent such breach is susceptible to cure, it shall not constitute an Event of Default unless the Company shall have failed to cure such breach within forty-five (45) days after written notice of such breach is given to the Company by or on behalf of the Directing Holders (as defined below);

    (d)          the Company makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, or a voluntary petition for reorganization under Title 11 of the United States Code (“Title 11”) is filed by the Company or an order is entered granting relief to the Company under Title 11 or a petition is filed by the Company in bankruptcy, or the Company is adjudicated a bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting or not contesting the material allegations of a petition filed against the Company in any such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company;

    (e)          within sixty (60) days after the commencement of an action against the Company seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statue, law or regulation, such action has not been dismissed or nullified or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding is thereafter set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company such appointment has not been vacated;

    (f)           an Event of Default occurs and is continuing under any of the other Q1 2012 Notes; or

    (g)           the Company’s Board of Directors votes to cease substantially all of the Company’s operations or wind up the Company’s affairs, or the operations of DRTHC I, LLC, the Company’s wholly owned subsidiary the equity interests of which serve as the collateral for this Note under the Pledge Agreement (the “Sub”) or wind up the Sub’s affairs;

then, and in any such event, (i) interest shall accrue at the Default Rate on the entire principal amount outstanding hereunder, and on any overdue interest (but only to the extent permitted by law), unless waived by the holders of at least seventy five percent (75%) of the aggregate outstanding principal amount of the Q2 2012 Notes (the “Directing Holders”), and (ii) the Directing Holders may elect, with such election being binding on all such holders of the Q2 2012 Notes, by written notice to the Company, to declare all of the Q2 2012 Notes, including this Note, to be due and payable, whereupon the principal amount then outstanding under this Note and all other Q2 2012 Notes shall forthwith mature and become immediately due and payable, together with any outstanding accrued and unpaid interest.  For the purposes hereof, “Default Rate” shall mean fifteen percent (15%) per annum.

4.	Security and Subordination.

4.1           Security for Q2 2012 Notes.  The indebtedness evidenced by this Note is secured, on a pari passu basis with the other Q2 2012 Notes, by that certain Pledge and Security Agreement, dated as of May 31, 2012 (as the same may be amended, supplemented, restated or replaced from time to time, the “Pledge Agreement”), from the Company in favor of U.S. Bank National Association, as collateral agent for the benefit of the holders of the Q2 2012 Notes (in such capacity, the “Collateral Agent”), pursuant to which the Company has granted a security interest in one hundred percent (100%) of the Company’s equity interests (the “Collateral”) in DRTHC I, a Delaware limited liability company and a wholly owned subsidiary of the Company.  The Holder’s rights with respect to the Collateral are subject to the terms, provisions and limitations set forth in the Pledge Agreement and that certain Collateral Agency Agreement, dated as of May 31, 2012 (as the same may be amended, supplemented, restated or replaced from time to time, the “Collateral Agency Agreement”), by and among the Company, the holders of the Q2 2012 Notes and the Collateral Agent.

4.2           Subordination Provisions.  By its acceptance of this Note, the Holder covenants and agrees that the payment of the principal amount of this Note and all accrued, unpaid interest thereon, is and shall be in all respects subject and subordinate to the prior payment of the Senior Debt (as hereinafter defined), as and to the extent herein provided, but shall be pari passu in right of payment to all indebtedness and other liabilities and obligations of the Company, whether now existing or hereafter created, incurred or assumed, other than (1) Senior Debt and (2) any indebtedness and other obligations that, by their terms, are subordinate in right of payment to the Q2 2012 Notes, whether now existing or hereafter created, incurred or assumed.  The term “Senior Debt,” as used herein, shall mean the principal of and unpaid accrued interest on all senior indebtedness, liabilities and obligations for money borrowed by the Company from banks, insurance companies or other financial institutions regularly engaged in the business of lending money, and owing to lessors under capitalized lease obligations, whether now existing or hereafter arising or created at any time.  For so long as no event of default under any Senior Debt has occurred and is continuing, all payments hereunder shall be paid by the Company as and when due in accordance with the terms hereof.

5.	Miscellaneous.

5.1           Remedies.  The remedies of the Holders of the Q2 2012 Notes as provided herein and in the Agreement and the Pledge Agreement shall be cumulative and concurrent and may be pursued singly, successively, or together, and may be exercised as often as occasion therefor shall arise.

5.2           Governing Law.  THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICT OR CHOICE OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE N.Y. GENERAL OBLIGATIONS LAW.

5.3           Consent to Jurisdiction and Venue.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE, THE PLEDGE AGREEMENT OR ANY OTHER DOCUMENT RELATED THERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE.  THE COMPANY, BY ITS EXECUTION AND DELIVERY HEREOF, AND THE HOLDER, BY ACCEPTANCE OF THIS NOTE, EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE COMPANY AND THE HOLDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS NOTE, THE PLEDGE AGREEMENT OR OTHER DOCUMENT RELATED THERETO.

5.4           Severability.  If any provision of this Note or application thereof to any person, entity or circumstance is held invalid, such invalidity shall not affect other provisions of this Note which can be given effect without the invalid provisions, and to this end, the provisions of this Note shall be severable.

5.5           Binding Effect; Assignment or Transfer.  This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The Company may not assign or delegate its rights or obligations under the Q2 2012 Notes without the prior written consent of the Directing Holders, other than any assignment resulting from a Qualified Sale, or from a merger or consolidation in which the Company is not the surviving entity and the holders of a majority of the issued and outstanding voting securities of the Company immediately prior to such merger or consolidation hold a majority of the issued and outstanding voting securities of the surviving entity immediately after such transaction, and such surviving entity assumes the rights and obligations of the Company under the Q2 2012 Notes and the Related Documents.  So long as this Note is not registered under the federal Securities Act of 1933, the Holder may not transfer or assign this Note without delivering an opinion of counsel satisfactory to the Company that such registration is not required as a result of such transfer or assignment.  Neither the Company nor the Holder of this Note may assign or delegate its respective rights or obligations under this Note without the prior written consent of the other.

5.6           Modifications.  The Q 2012 Notes, the Pledge Agreement and the Collateral Agency Agreement (the latter two documents being sometimes referred to as the “Related Documents”), or any of them, may be amended or modified by the Company without the consent of the Holders, in order to cure any defect, ambiguity or inconsistency which would not, in the reasonable opinion of the Company, adversely affect any of the Holders.  Otherwise, no amendment or modification of, or waiver or consent with respect to, the Q2 2012 Notes or any Related Document will be effective without the written consent of the Company and the Holders of more than fifty percent (50%) in aggregate outstanding principal amount of the Q2 2012 Notes (the “Requisite Holders”); provided, however, that no such amendment, modification, waiver or consent may, without the consent of each Holder affected thereby: (a) change the stated maturity of the principal of, or any instalment of interest on, any Q2 2012 Note;  (b) reduce the principal amount of, or the rate of interest on, any Q2 2012 Note; (c) reduce the percentages of outstanding Q2 2012 Notes the consent of whose Holders is necessary to modify or amend, or to waive compliance with provisions of, the Q2 2012 Notes or any Related Documents; (d) waive a default or Event of Default in the payment of principal of or interest on the Q2 2012 Notes; (e) modify or change any provisions of the Q2 2012 Notes or any Related Documents affecting the ranking of the Q2 2012 Notes in any manner adverse to the Holders of the Q2 2012 Notes;  (f) modify or change any provisions of the Q2 2012 Notes affecting the option of the Holders of the Q2 2012 Notes to require the Company to prepay their outstanding Q2 2012 Notes in full following the consummation of a Qualified Sale, in any manner adverse to the Holders of the Q2 2012 Notes; or (g) modify or change any provisions of the Q2 2012 Notes to increase the Conversion Price applicable to the Q2 2012 Notes.

5.7           No Usurious Amounts.  Anything herein contained to the contrary notwithstanding, the Company does not agree and shall not be obligated to pay Interest hereunder at a rate which is in excess of the maximum rate permitted by applicable law.  If by the terms of this Note, the Company is at any time required to pay Interest at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum legal rate and the portion of all prior Interest payments in excess of such maximum legal rate shall be applied to and shall be deemed to have been payments in reduction of the outstanding principal amount.

5.8           Time of the Essence.  Time is of the essence of this Note.

5.9           Application of Payments.  Any payments under this Note shall be applied in the following manner and order:  (i) first, against interest accrued but unpaid hereunder, and (ii) second, to the payment of the principal amount outstanding.

5.10          No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees.  No recourse for the payment of the principal of or interest on any of the Q2 2012 Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Q2 2012 Notes or any Related Document, or because of the creation of any indebtedness represented hereby or thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor thereof.  The Holder, by accepting this Note, waives and releases all such liability.

5.11          Notices. All notices, requests, demands, waivers or other communications (each, a “Notice”) under this Note shall be in writing and sent either (a) by registered or certified U.S. Mail, return receipt requested, (b) by nationally recognized overnight courier, or (c) by personal delivery, in each case with all postage or courier charges prepaid, and shall be given, if to the Holder, to it at its address set forth in the introductory paragraph of this Note, and if to the Company, to it at the following address (or, in each case, at such other subsequent address for such party as is designated in written Notice given to the other party in the manner provided herein):

If to the Company:	Dr. Tattoff, Inc.
8500 Wilshire Boulevard, Suite105
Beverly Hills, California  90211
Attention:  Chief Executive Officer

With a copy to:	Bryan Cave LLP
One Atlantic Center, Fourteenth Floor
1201 W. Peachtree Street, NW
Atlanta, Georgia  30309-3488
Attention:  Terrence A. Childers

Each Notice given in the manner prescribed above shall be deemed to have been given (i) in the case of a Notice given in the manner provided in clause (a) of this Section 5.11, on the date of receipt indicated on the return receipt therefor, (ii) in the case of a Notice given in the manner provided in clause (b) of this Section 5.11, on the next Business Day, and (iii) in the case of a Notice given in the manner provided in clause (c) of this Section 5.11, on the date of actual receipt.  Any attempt by a party to reject delivery of a Notice given in the manner provided herein shall be deemed to constitute receipt.

IN WITNESS WHEREOF, DR. TATTOFF, INC. has caused this Note to be executed and delivered as of the day and year first above written.

DR. TATTOFF, INC.

By:
John Keefe, Chief Executive Officer

ANNEX A

Form of
Notice of Election to Convert
Q2 2012 Note to Common Stock
of Dr. Tattoff, Inc.

TO:   Dr. Tattoff, Inc.

The undersigned hereby: (1) represents and warrants that he, she or it is the owner and holder of a Secured Senior Subordinated Convertible Promissory Note dated ___________, 2012, issued pursuant to the Confidential Private Placement Memorandum dated April 27, 2012, by Dr. Tattoff, Inc., a Florida corporation (the “Company”), in the original principal amount of $___________ (the “Note”), free and clear of any lien, claim or encumbrance, and that the undersigned is authorized to make this election without the consent of any third party (or that all necessary third party consents have been obtained), (2)  irrevocably elects to convert the Note into fully paid, nonassessable shares of common stock of the Company (“Common Stock”) in accordance with the terms and conditions for conversion set forth in the Note, (3) surrenders the original Note to the Company in connection with such conversion and (4) directs the Company to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion (the “Conversion Shares”) to the person(s) or entity(s) identified below as Certificate holder(s), in the relative proportions indicated below, and to mail such certificate(s) to such Certificate holders at their respective addresses indicated below.

Note Holder Name:       ____________________________________________________________________________________

Taxpayer Identification Number: ___________________________________________________________________________

Certificate holder #1: Exact Legal Name: __________________________________________________________________________________

                                        Taxpayer Identification Number: ____________________________________________________________________________

                                        Mailing address: _______________________________________________________________________________________________

                                        Percentage of Conversion Shares: ___________________________________________________________________________

Certificate holder #2: Exact Legal Name: __________________________________________________________________________________

                                        Taxpayer Identification Number: ____________________________________________________________________________

                                        Mailing address: _______________________________________________________________________________________________

                                        Percentage of Conversion Shares: ___________________________________________________________________________

This Notice of Election to Convert is executed by the undersigned, or by its duly authorized officer or representative, on this ____ day of ________________, 201__.

Name of Entity, if applicable: ___________________________________________________________________________________________

By: ________________________________________________________________________________

Printed Name:_________________________________________________________________________________

Title:  ______________________________________________________________________________

Address:   __________________________________________________________________________

Note: The name of the Note Holder above should correspond exactly with the name on of the Note Holder on the face of the Note, and the signature of the Note Holder, if an individual, should also correspond exactly to the name of the Note Holder on the face of the Note.